UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2015

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-33861	11-2153962
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2929 California Street, Torrance, CA	90503
(Address of Principal Executive Offices)	(Zip Code)

(310) 212-7910
(Registrant’s telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 3, 2015, Motorcar Parts of America, Inc. (the “Company”) entered into a Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association, as agent and the financial institutions party thereto, and repaid all amounts outstanding under, and terminated, its existing revolving credit and term loan facility.

The financing under the Credit Agreement consists of: (i) term loans aggregating $25 million (the “Term Loans”) and (ii) revolving loans up to $100 million (the “Revolving Loans,” and together with the Term Loans, the “Loans”), with a $15 million sublimit for letters of credit.  The Term Loans were fully funded and $15 million of the Revolving Loans were made at closing.  The Revolving Loans are subject to borrowing base restrictions based on the lesser of (i) specified percentages of the Company’s eligible accounts receivable, eligible inventory at certain customer locations and eligible US and Mexican inventory, minus (a) the aggregate maximum undrawn amount of all outstanding letters of credit and (b) reserves and (ii) $100 million, minus (a) the outstanding amount of swing loans and (b) the aggregate maximum undrawn amount of all outstanding letters of credit. The Loans have a final maturity date of June 3, 2020.

The Term Loans require quarterly principal payments of $781,250, commencing on October 1, 2015.  Loans outstanding under the Credit Agreement bear interest, at the Company’s option, at the domestic rate or at the LIBOR rate plus, in each case, an applicable per annum margin. The per annum applicable margin for domestic rate loans is 1.50%, 1.75% or 2.00%, depending on the total leverage ratio as of the applicable measurement date, and the per annum applicable margin for LIBOR rate loans is 2.50%, 2.75% or 3.00%, depending on the total leverage ratio as of the applicable measurement date.  There is also a facility fee of either 0.25% to 0.375%, depending on the total leverage ratio as of the applicable measurement date.

The Company may prepay, in whole or in part, the Revolving Loans, and once the Term Loans have been prepaid in full, reduce or terminate the commitments of the lenders to make the Revolving Loans.  The Company may prepay, in whole or in part, the Term Loans, without penalty.

The Loans are subject to mandatory prepayment under certain circumstances, with specified exceptions, from the proceeds of the sale of assets or incurrence of other indebtedness, and certain insurance and condemnation proceeds.

The obligations of the Company pursuant to the Credit Agreement will be guaranteed by any future domestic subsidiaries of the Company. The Company has granted a security interest in substantially all of its assets (including the stock of certain subsidiaries of the Company) to secure its obligations pursuant to the Credit Agreement and certain other related documents.

The Credit Agreement contains various affirmative and negative covenants, including limitations on liens, indebtedness, mergers, investments, sale and leaseback transactions, capital expenditures, operating lease liabilities, partnership and joint ventures and affiliate transactions. In addition, the Credit Agreement requires the Company to maintain a maximum total leverage ratio (calculated as a ratio of consolidated funded debt to consolidated EBITDA) and a minimum fixed charge coverage ratio.

Failure to comply with these covenants and restrictions could result in an event of default under the Credit Agreement. In such an event, the Company could not request borrowings under the revolving facility, and all amounts outstanding under the Credit Agreement, together with accrued interest, could then be declared immediately due and payable.

The descriptions of the Credit Agreement contained herein are qualified in their entirety by reference to the terms of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the Credit Agreement described in Item 1.01 above, the Company terminated its previously existing revolving credit and term loan facility. The previous revolving credit and term loan facility was evidenced by an Amended and Restated Financing Agreement (the “Financing Agreement”) dated as of November 6, 2013 and entered into by and among the Company, Cerberus Business Finance, LLC, as collateral agent, PNC Bank, National Association, as administrative agent, and a syndicate of lenders party thereto. The Financing Agreement was terminated simultaneously with receipt of funding under the Credit Agreement described in Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 9.01	Financial Statements and Exhibits

d) Exhibits.

Exhibit No.	Description

10.1*
Revolving Credit, Term Loan and Security Agreement, dated as of June 3, 2015, among Motorcar Parts of America, Inc., each lender from time to time party thereto, and PNC Bank, National Association, as agent.

* Certain provisions of this exhibit have been omitted pursuant to a request for a confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Motorcar Parts of America, Inc.

Date: June 8, 2015	By:	/s/ Michael M. Umansky
Michael M. Umansky Vice President and General Counsel